November 2007 Preliminary Terms No. 432 Registration Statement No. 333-131266 Dated November 13, 2007 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index
Partially Capital Protected Commodity-Linked Notes provide investors with exposure to a wide variety of individual commodities and commodity indices and guarantee the return of a substantial percentage of the principal amount if held to maturity.  They are for investors who are willing to risk loss of some of their initial investment and forgo market interest rates in exchange for partial principal protection and upside exposure to the underlying commodities and/or commodity indices.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	November , 2007
Original issue date:	November , 2007 (5 business days after the pricing date)
Maturity date:	January 7, 2011
Minimum payment amount:	$980 per note (98% principal protection)
Interest:	None

Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	Baltic Dry Index (“BDI”)	BDIY	25%
	Gold (“gold”)	GOLDLNPM	25%
	Wheat (“wheat”)	W 1	25%
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	25%

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final average commodity price of each basket commodity will be determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$980 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	150% to 170%. The actual participation rate will be determined on the pricing date.
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
BDI: the official settlement price of the BDI
gold: the official afternoon fixing price per troy ounce
wheat: the official settlement price per bushel
WTI crude oil: the official settlement price per barrel

Initial commodity price:	The commodity price for the applicable basket commodity on the pricing date
Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day or index business day, as applicable, during the period from and including October 1, 2010 through and including December 31, 2010 on which there is no market disruption event in respect of the applicable basket commodity.

CUSIP:	617446X95
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per note:	$1,000	$25	$975
Total:	$	$	$
(1)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Prospectus Supplement for Partially Capital Protected Commodity-Linked Notes dated November 13, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

Investment Overview

The 98% Capital Protected Commodity-Linked Notes due January 7, 2011 (the “notes”) provide investors with an opportunity to gain direct exposure to a basket of commodities with limited downside risk to their initial investment if the notes are held to maturity.

At maturity, the notes will pay the minimum payment amount of $980 plus a supplemental redemption amount, if any, based on the performance of an equally-weighted basket of three commodities and a commodity index (the “basket”) over the term of the notes, as measured over the specified determination dates.  The supplemental redemption amount provides 1.5:1 to 1.7:1 upside participation (e.g. a 10% appreciation of the basket will return 98% of principal plus 15% to 17% of the appreciation of the basket at maturity).  If the basket has depreciated or has not appreciated, the investment will return only the minimum payment amount of $980 per note at maturity. In addition, because only 98% of principal is protected at maturity, the basket must appreciate approximately 1.18% to 1.33% (depending on the actual participation rate) for the notes to return par at maturity.  The notes do not pay interest.

Maturity:	Approximately 3 years and 1 month

Protection at maturity:	98%

Interest:	None

Payment at maturity:
(i)  If the basket performance is greater than zero
Þ minimum payment amount of $980 plus 150% to 170% of the basket performance
(ii) If the basket performance is less than or equal to zero
Þ minimum payment amount of $980

Basket Overview

Basket Commodity	Bloomberg Ticker Symbol	Weighting
BDI	BDIY	25%
Gold	GOLDLNPM	25%
Wheat	W 1	25%
WTI crude oil	CL1	25%

The graph illustrates the effect of any offset and/or correlation among the basket commodities during such period.  The graph does not attempt to show your expected return on an investment in the notes nor does the graph take into account the averaging of the commodity prices over the determination dates which will occur when we calculate the basket performance at maturity. The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of future performance.

November 2007	Page 2

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

Key Investment Rationale

Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities or those concerned about the risks associated with investing directly in commodities can use the notes to gain exposure to the basket of commodities while protecting 98% of their principal at maturity.

Partial Principal Protection	▪ 98% principal protection at maturity regardless of the performance of the basket

Access
▪ Exposure to an equally-weighted and diversified basket of three physical commodities (gold, wheat and WTI crude oil) and a commodity index (BDI)

▪     Portfolio diversification from traditional fixed income / equity investments

Summary of Selected Key Risks (see page 11)

▪	No interest payments / possibility of no return

▪	The notes may pay less than the principal amount at maturity

▪	Market prices of the notes will be influenced by many unpredictable factors

▪	Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways

▪	Changes in the value of one or more of the basket commodities may offset each other

▪	Payout at maturity based on weighted average of prices of commodities as measured on the determination dates

▪	Inclusion of commissions / projected profit from hedging is likely to adversely affect secondary market prices

▪	Economic interests of the calculation agent may be potentially adverse to investors

▪	Hedging and trading activity could adversely affect the prices of the basket commodities

▪	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA-

▪
The notes will not be listed, secondary trading may be limited and you could receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity

▪	Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the notes

▪
Discontinuance of the Baltic Dry Index will result in an alternate method of calculation of the supplemental redemption amount, which could adversely affect the supplemental redemption amount, if any, you receive at maturity

Suitability

The notes may be suitable for investors who:

▪	Do not require current income / coupon payments

▪	Are capable of understanding the complexities / risks specific to the notes, and specifically, the basket commodities

▪	Are willing to risk the loss of up to 2% of their initial investment should the basket depreciate or not appreciate sufficiently

November 2007	Page 3

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for partially capital protected commodity-linked notes and the prospectus.  At maturity, an investor will receive the minimum payment amount of $980 for each $1,000 stated principal amount of notes that the investor holds, plus a supplemental redemption amount, if any, based on whether the basket performance is positive.
Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
November , 2007	November , 2007 (5 business days after the pricing date)	January 7, 2011

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Minimum payment amount:	$980 per note (98% principal protection)
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	Baltic Dry Index (“BDI”)	BDIY	25%
	Gold (“gold”)	GOLDLNPM	25%
	Wheat (“wheat”)	W 1	25%
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	25%

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final average commodity price of each basket commodity will be determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$980 + supplemental redemption amount (if any)
Supplemental redemption amount:
$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
In the event the Baltic Dry Index is discontinued and is not replaced by a successor index, the supplemental redemption amount payable at maturity will be determined by the calculation agent using an alternate method of calculation.  See “Fact Sheet—Key Terms—Alternate Method of Calculating the Supplemental Redemption Amount” on page 5.

Participation rate:	150% to 170%
Basket performance:
Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.
A depreciation of one or more basket commodities will partially or wholly offset any appreciation in any of the other basket commodities such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive the minimum payment amount of $980 for each $1,000 stated principal amount at maturity.

Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
BDI: the official settlement price of the BDI as published by the index publisher or its successor on such index business day
Gold: the official afternoon fixing price per troy ounce on the relevant exchange as determined by the relevant exchange, stated in U.S. dollars, on such trading day
Wheat: the official settlement price of the first nearby month futures contract (or, in the case of the last 14 trading days of the first nearby month futures contract, the second nearby month futures contract) of

November 2007	Page 4

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

deliverable-grade wheat per bushel on the relevant exchange as determined by the relevant exchange, stated in U.S. cents, on such trading day
WTI crude oil: the official settlement price per barrel of the first nearby month futures contract (or, in the case of the last trading day of the first nearby month contract, the second nearby month contract) of WTI crude oil, stated in U.S. dollars, as made public on the relevant exchange on such trading day

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date.
If any initial commodity price as finally determined by the relevant exchange or the index publisher or its successor differs from any initial commodity price specified in these preliminary terms, we will include the definitive initial commodity price in an amended pricing supplement.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day or index business day, as applicable, during the period from and including October 1, 2010 through and including December 31, 2010 on which there is no market disruption event in respect of the applicable basket commodity.

Relevant exchange:	gold: London Bullion Market Association wheat: Chicago Board of Trade WTI crude oil: the NYMEX Division, or its successor, of the New York Mercantile Exchange
Index publisher:	BDI: Baltic Exchange
Discontinuance of the Baltic Dry Index:
If the Baltic Exchange permanently discontinues publication of the BDI and the Baltic Exchange or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (a “successor index”), then any subsequent commodity price for the BDI will be determined by reference to such successor index.

If the Baltic Exchange permanently discontinues publication of the BDI or fails to publish the level of the BDI for ten consecutive business days, and the calculation agent determines, in its sole discretion, that no successor index is available, then the calculation agent will determine the supplemental redemption amount at maturity using an alternate method of calculation described in “Fact Sheet—Key Terms—Alternate Method of Calculating the Supplemental Redemption Amount” below.

If the method of calculating the BDI is modified by the Baltic Exchange so that the value of the BDI is a fraction of what it would have been if it had not been modified, and the calculation agent, in its sole discretion, determines that such modification is not a material change in formula, then the calculation agent will adjust such index in order to arrive at a price of such index or successor index as if it had not been modified.

Alternate Method of Calculating the Supplemental Redemption Amount:
If the Baltic Exchange permanently discontinues publication of the BDI or fails to publish the level of the BDI for ten consecutive business days, and the calculation agent determines, in its sole discretion, that no successor index is available, the supplemental redemption amount, if any, payable at maturity will be determined by the calculation agent solely by reference to the value (the “Alternate Value Amount”) of the embedded option on all four basket commodities underlying the notes as of the day the Baltic Dry Index was discontinued or deemed to be discontinued on such 10th day of non-publication (the “Discontinuance Date”), plus interest accrued on the Alternate Value Amount during the remaining term of the notes from the Discontinuance Date at a rate equal to 3-month U.S. dollar LIBOR in effect on the date interest is first accrued and as determined quarterly thereafter by the calculation agent.  The Alternate Value Amount will be determined by the calculation agent and will be the greater of (i) the mean of the bid prices for such option on such day obtained from three recognized dealers and (ii) the bid price of MS & Co. or any of its affiliates.  If the calculation agent is unable to obtain three bid prices, the Alternate Value Amount will be determined by the calculation agent in its sole discretion.

Call right:	The notes are not callable prior to the maturity date.

November 2007	Page 5

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

General Information
Listing:	None
CUSIP:	617446X95
Tax considerations:
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the Notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the notes were priced on November 12, 2007, the “comparable yield” would be a  rate of 4.5126% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $148.9845 due at maturity.  The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2007	$4.1366	$4.1366
January 1, 2008 through June 30, 2008	$22.6563	$26.7929
July 1, 2008 through December 31, 2008	$23.1675	$49.9604
January 1, 2009 through June 30, 2009	$23.6903	$73.6507
July 1, 2009 through December 31, 2009	$24.2248	$97.8755
January 1, 2010 through June 30, 2010	$24.7714	$122.6469
July 1, 2010 through December 31, 2010	$25.3303	$147.9772
January 1, 2011 through January 7, 2011	$1.0073	$148.9845

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for partially capital protected commodity-linked notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2007	Page 6

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

Payment at Maturity

At maturity, investors receive (i) $980 + (ii) supplemental redemption amount.

If the basket performance is:	The supplemental redemption amount will be:
Greater than zero	$1,000 x basket performance x 150% to 170%
Less than or equal to zero	$0. Investors will only receive $980 at maturity

Note:

As there is no cap on upside participation, there is no maximum payment on the notes.  Investors will receive 150% to 170% of any appreciation in the value of the basket.  We will determine the actual participation rate on the pricing date.

If the basket performance at maturity is zero or negative, investors will only receive the minimum payment amount of $980 for each note at maturity.

If the basket performance at maturity is not sufficiently greater than zero, you will receive less than the $1,000 stated principal amount per note at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

See “Fact Sheet—Key Terms—Alternate Method of Calculating the Supplemental Redemption Amount” for the description of an alternate method of calculating the supplemental redemption amount that will be used if the Baltic Dry Index is discontinued and is not replaced by a successor index.

November 2007	Page 7

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

Hypothetical Payout on the Notes

Presented below are hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are examples of how to calculate the payment at maturity.  Commodity prices used in the examples below, including the initial commodity prices, are hypothetical and do not reflect the actual commodity prices.

Basket Commodity	Weighting	Hypothetical Initial Commodity Price	Hypothetical Final Average Commodity Price
BDI	25%	10,700	11,128
Gold	25%	840	873.6
Wheat	25%	760	790.4
WTI crude oil	25%	95	98.8

Basket Performance = Sum of Commodity Performance Values
[(final average BDI price – initial BDI price) / initial BDI price]  x  25%; plus
[(final average gold price – initial gold price) / initial gold price]  x  25%; plus
[(final average wheat price – initial wheat price) / initial wheat price]  x  25%; plus
[(final average WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  25%

So, using the hypothetical prices above,
[(11,128 – 10,700) / 10,700] x 25%  =  1%; plus
[(873.6 – 840) / 840] x 25%  =  1%; plus
[(790.4 – 760) / 760] x 25%  =  1%; plus
[(98.8 – 95) / 95] x 25%  =  1%; plus
basket performance   =   4%

November 2007	Page 8

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

EXAMPLE #1: Basket performance is positive

Hypothetical basket performance = 10%

Hypothetical participation rate = 160%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
BDI	25%	12%	3%
Gold	25%	8%	2%
Wheat	25%	12%	3%
WTI crude oil	25%	8%	2%
		Basket Performance =	10%

Supplemental redemption amount = $1,000 x 10% x 160% = $160

The total payment at maturity per note will equal $1,140, which is the sum of $980 and a supplemental redemption amount of $160.

EXAMPLE #2: Basket performance is 0% or negative

Hypothetical basket performance = – 5%

Hypothetical participation rate = 160%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
BDI	25%	12%	3%
Gold	25%	– 12%	– 3%
Wheat	25%	8%	2%
WTI crude oil	25%	– 28%	– 7%
		Basket Performance =	– 5%

Supplemental redemption amount = $1,000 x –5% (less than zero) x 160% = $0

In this example, the final average prices of two of the basket commodities—BDI and wheat (with a combined weighting of 50% of the basket)—are higher than their respective initial prices by 12% and 8%, respectively (BDI contributes a 3% increase to the basket performance on a weighted basis and wheat contributes a 2% increase to the basket performance on a weighted basis), but the final average prices of the two other basket commodities—gold and WTI crude oil (with a combined weighting of 50% of the basket)—are each lower than their respective initial prices by 12% and 28%, respectively (gold contributes a 3% decrease to the basket performance on a weighted basis and WTI crude oil contributes a 7% decrease to the basket on a weighted basis).  Accordingly, although two of the basket commodities have positive performance values and two have negative performance values, the basket performance is less than zero.  Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the minimum payment amount of $980.

November 2007	Page 9

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

EXAMPLE #3: Basket performance is not sufficiently greater than zero.  Payment at maturity is less than Par.

Hypothetical basket performance = 1%

Hypothetical participation rate = 160%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
BDI	25%	12%	3%
Gold	25%	– 12%	– 3%
Wheat	25%	8%	2%
WTI crude oil	25%	– 4%	– 1%
		Basket Performance =	1%

Supplemental redemption amount = $1,000 x 1% x 160% = $16

In this example, the total payment at maturity per note will equal $996, which is the sum of $980 and a supplemental redemption amount of $16.  If the basket performance is positive but not sufficiently greater than zero as in this example, investors will receive less than the $1,000 stated principal amount of each note at maturity and, therefore, will lose some of their initial investment in the notes.

November 2007	Page 10

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for partially capital protected commodity-linked notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.

▪
No guarantee of full return of principal at maturity.  If the supplemental redemption amount due at maturity is equal to zero, you will receive only the minimum payment amount of $980 for each note that you hold at maturity.  Further, if the basket performance is positive but not sufficiently greater than zero, you will receive less than the $1,000 stated principal amount of each note at maturity and, therefore, will incur a loss on your investment in the notes.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

▪
Market prices of the notes will be influenced by many unpredictable factors.  The market value of the notes is affected by a variety of factors, including, (i) the price of each of the basket commodities, (ii) the volatility of the basket commodities, (iii) trends of supply and demand for each of the basket commodities at any time, (iv) interest and yield rates in the market, (v) geopolitical conditions, (vi) economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average commodity prices, (vii) the time remaining to the maturity of the notes and (viii) our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity and a sale of the notes prior to maturity may result in a loss.

▪
Values for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities or the values of commodity indices, are considered speculative, and prices for commodities and related contracts and values of commodity indices may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time.  These factors may affect the values of the basket commodities and may cause the values for basket commodities to move in inconsistent directions and at inconsistent rates, which will affect the value of your notes in varying ways.  Specific commodities prices are affected by numerous factors specific to each market.  For more information on each of the basket commodities, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

November 2007	Page 11

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

▪
Changes in the value of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

▪
The final average commodity price of each basket commodity is determined on multiple determination dates.  The final average commodity price for each basket commodity is equal to the arithmetic average of the prices of the relevant basket commodity on each of the determination dates.  Due to the multiple determination dates, increases in the price of any basket commodity on one or more determination dates may be partially or entirely offset by decreases in the price of such basket commodity on other determination dates.  Even if one or more basket commodities has increased substantially on the final determination date, the final average commodity price for such basket commodity may not be higher than the initial price and, accordingly, you may not receive at maturity an amount greater than the stated principal amount for each note you hold.

▪
Investing in the notes is not equivalent to investing directly in the basket commodities.  Because the basket performance is based on the average prices of the basket commodities over the determination dates over the final three months of the term of the notes, it is possible for the final average commodity price of any of the basket commodities to be lower than the initial commodity price of such basket commodity even if the price of the basket commodity has been above the initial commodity price during the term of the notes.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to the BDI could adversely affect the value of the notes.  The Baltic Exchange is solely responsible for calculating and maintaining the Baltic Dry Index.  The Baltic Exchange may add, delete or substitute the component routes of the BDI or make other methodological changes in the BDI that could directly or indirectly affect the value of the BDI.  Any of these actions could adversely affect the value of the notes.  In addition, the Baltic Exchange may discontinue or suspend calculation or publication of the BDI at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the BDI and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
Alternate method of calculation in the event the BDI is discontinued.  If the Baltic Exchange permanently discontinues publication of the BDI or fails to publish the level of the BDI for ten consecutive business days and the BDI is not replaced by a successor index, the supplemental redemption amount at maturity will be determined by the calculation agent using an alternate method of calculation described in more detail in “Fact Sheet—Key Terms—Alternate Method of Calculating the Supplemental Redemption Amount” on page 5.  The amount payable to you determined by the calculation agent using such alternate method of calculation may be less, and significantly less, than the amount that would be payable to you based on the standard method of calculation if the BDI continued to be published.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  MSCS, the calculation agent, is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

▪
Hedging and trading activity could adversely affect the prices of the underlying commodities.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could potentially increase the initial commodity prices for the basket commodities and, as a result, could increase the prices at which the basket

November 2007	Page 12

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

commodities must close on the determination dates before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities, including the final average commodity prices, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

November 2007	Page 13

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

Information about the Basket Commodities

Gold, Wheat and WTI crude oil.  For additional information about gold, wheat and WTI crude oil, see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

The Baltic Dry Index. The Baltic Dry Index is designed to measure changes in the cost of transporting dry bulk material such as grain, coal, iron ore and industrial metals by sea. The Baltic Dry Index was developed by the Baltic Exchange and is calculated, maintained and published by the Baltic Exchange.  For additional information about the BDI, see “Annex II—Certain Additional Commodity Index Information” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

November 2007	Page 14

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

Historical Information

The following tables set forth the published high and low official settlement prices or official cash offer price, as applicable, as well as end-of-quarter official settlement prices or official cash offer price, as applicable, of each of the basket commodities for each quarter in the period from January 1, 2002 through November 8, 2007.  The related graphs set forth the official settlement prices for each of the basket commodities in the same period.  On November 8, the official settlement prices for the BDI, gold, wheat and WTI crude oil were $10,744.00, $841.10, $762.00 and $95.46, respectively.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.

BDI	High	Low	Period End
2002
First Quarter	1,086.00	882.00	1,082.00
Second Quarter	1,104.00	978.00	1,005.00
Third Quarter	1,367.00	962.00	1,367.00
Fourth Quarter	1,739.00	1,334.00	1,738.00
2003
First Quarter	1,940.00	1,530.00	1,939.00
Second Quarter	2,337.00	1,943.00	2,125.00
Third Quarter	2,993.00	2,123.00	2,993.00
Fourth Quarter	4,765.00	3,138.00	4,765.00
2004
First Quarter	5,681.00	4,757.00	4,822.00
Second Quarter	4,763.00	2,622.00	3,005.00
Third Quarter	4,233.00	3,115.00	4,105.00
Fourth Quarter	6,208.00	4,112.00	4,598.00
2005
First Quarter	4,880.00	4,175.00	4,637.00
Second Quarter	4,835.00	2,510.00	2,521.00
Third Quarter	3,073.00	1,747.00	2,907.00
Fourth Quarter	3,370.00	2,407.00	2,407.00
2006
First Quarter	2,798.00	2,033.00	2,496.00
Second Quarter	2,964.00	2,364.00	2,964.00
Third Quarter	4,279.00	2,849.00	3,944.00
Fourth Quarter	4,407.00	3,931.00	4,397.00
2007
First Quarter	5,388.00	4,219.00	5,388.00
Second Quarter	6,688.00	5,254.00	6,278.00
Third Quarter	9,474.00	6,201.00	9,474.00
Fourth Quarter (through November 8, 2007)	11,033.00	9,513.00	10,744.00

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98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

Gold	High	Low	Period End
2002
First Quarter	304.30	277.75	301.40
Second Quarter	327.05	297.75	318.50
Third Quarter	326.30	302.25	323.70
Fourth Quarter	349.30	310.75	347.20
2003
First Quarter	382.10	329.45	334.85
Second Quarter	371.40	319.90	346.00
Third Quarter	390.70	342.50	388.00
Fourth Quarter	416.25	370.25	416.25
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter (through November 8, 2007)	841.10	725.50	841.10

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98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

Wheat	High	Low	Period End
2002
First Quarter	308.25	267.25	285.00
Second Quarter	307.00	256.00	307.00
Third Quarter	416.00	313.00	396.50
Fourth Quarter	415.75	325.00	325.00
2003
First Quarter	337.00	279.25	286.75
Second Quarter	338.75	275.50	301.75
Third Quarter	383.50	298.25	360.25
Fourth Quarter	405.75	325.50	377.00
2004
First Quarter	422.75	355.00	408.00
Second Quarter	416.50	337.50	338.00
Third Quarter	341.00	299.50	306.75
Fourth Quarter	322.25	283.50	307.50
2005
First Quarter	368.00	287.75	331.00
Second Quarter	339.50	296.50	321.50
Third Quarter	352.25	301.50	346.25
Fourth Quarter	348.75	293.00	339.25
2006
First Quarter	376.00	322.50	347.75
Second Quarter	426.25	342.00	371.50
Third Quarter	445.50	359.75	443.00
Fourth Quarter	542.50	439.50	501.00
2007
First Quarter	489.50	438.00	438.00
Second Quarter	609.00	419.00	582.00
Third Quarter	939.00	569.50	939.00
Fourth Quarter (through November 8, 2007)	952.50	762.00	762.00

November 2007	Page 17

98% Capital Protected Commodity-Linked Notes due January 7, 2011
Based on the Performance of a Basket of Three Commodities and a Commodity Index

WTI Crude Oil	High	Low	Period End
2002
First Quarter	26.31	17.97	26.31
Second Quarter	29.36	23.47	26.86
Third Quarter	30.77	26.07	30.45
Fourth Quarter	32.72	25.19	31.20
2003
First Quarter	37.83	26.91	31.04
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.52
2004
First Quarter	38.18	32.48	35.76
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	55.40
Second Quarter	60.54	46.80	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	65.47	56.14	61.04
2006
First Quarter	68.35	57.65	66.63
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter	66.03	50.48	65.87
Second Quarter	70.68	61.47	70.68
Third Quarter	83.32	69.26	81.66
Fourth Quarter (through November 8, 2007)	96.70	79.02	95.46

November 2007	Page 18